Exhibit 4.15

FIRST SUPPLEMENTAL INDENTURE

First Supplemental Indenture (this “First Supplemental Indenture”), dated as of September 21, 2020 among Windstream Services II, LLC, a Delaware limited liability company (the “Company” or the “Issuer”), Windstream Escrow Finance Corp., a Delaware corporation and a subsidiary of the Issuer (the “Co-Issuer,” and together with the Issuer, the “Issuers”), the parties that are signatories hereto as Guarantors (each, a “Guaranteeing Subsidiary”) and Wilmington Trust, National Association, a national banking association, as trustee (in such capacity, the “Trustee”) and notes collateral agent (in such capacity, the “Notes Collateral Agent”).

W I T N E S S E T H:

WHEREAS, Windstream Escrow LLC (the “Escrow Issuer”), the Co-Issuer, the Trustee and the Notes Collateral Agent have heretofore executed and delivered an indenture dated as of August 25, 2020 (as amended, supplemented, waived or otherwise modified, the “Indenture”), providing for the issuance of an aggregate principal amount of $1,400.0 million of 7.750% Senior First Lien Notes due 2028 (the “Notes”);

WHEREAS, the parties hereto desire to enter into this First Supplemental Indenture to evidence the assumption by the Issuer of all the payment and other obligations of the Escrow Issuer under the Notes and the Indenture on the Completion Date;

WHEREAS, the Indenture provides that upon the Completion Date each of the Issuer and each Guaranteeing Subsidiary shall execute and deliver to the Trustee a supplemental indenture and become parties to the Indenture and pursuant to which the Issuer shall assume all of the obligations of the Escrow Issuer under the Notes and the Indenture, as applicable, and each Guaranteeing Subsidiary shall unconditionally guarantee, on a joint and several basis with the other Guaranteeing Subsidiaries, all of the Issuers’ Obligations under the Notes and the Indenture on the terms and conditions set forth herein and under the Indenture (the “Guarantee”);

WHEREAS, pursuant to Section 9.1 of the Indenture, the Trustee, the Notes Collateral Agent, the Issuers and the Guarantors are authorized to execute and deliver this First Supplemental Indenture without the consent of holders of the Notes;

WHEREAS, each of the Issuers and the Guarantors has been duly authorized to enter into this First Supplemental Indenture; and

WHEREAS, all acts, conditions, proceedings and requirements necessary to make this First Supplemental Indenture a valid, binding and legal agreement enforceable in accordance with its terms for the purposes expressed herein, in accordance with its terms, have been duly done and performed.

NOW THEREFORE, in consideration of the foregoing and for other good and valuable consideration, the receipt of which is hereby acknowledged, the parties mutually covenant and agree for the equal and ratable benefit of the Holders as follows:

ARTICLE I

DEFINITIONS

Section 1.1. Defined Terms. As used in this First Supplemental Indenture, terms defined in the Indenture or in the preamble or recitals hereto are used herein as therein defined. The words “herein,” “hereof” and “hereby” and other words of similar import used in this First Supplemental Indenture refer to this First Supplemental Indenture as a whole and not to any particular section hereof.

ARTICLE II

ASSUMPTION AND AGREEMENTS

Section 2.1. Assumption of Obligations. Each of the Issuer and the Co-Issuer hereby agree, as of the date hereof, to assume, to be bound by and to be jointly and severally liable, as a primary obligor and not as a guarantor or surety, with respect to, any and all payment obligations under the Indenture and the Notes on the terms and subject to the conditions set forth in the Indenture and all other obligations of the Issuer and the Co-Issuer, as applicable, under the Indenture.

ARTICLE III

AGREEMENT TO BE BOUND, GUARANTEE

Section 3.1. Agreement to be Bound. Each Guaranteeing Subsidiary hereby becomes a party to the Indenture as a Guarantor and as such will have all of the rights and be subject to all of the obligations and agreements of a Guarantor under the Indenture.

Section 3.2. Guarantee. Each Guaranteeing Subsidiary agrees, on a joint and several basis with all the other Guarantors, to fully, unconditionally and irrevocably Guarantee to each Holder of the Notes and the Trustee the Guaranteed Obligations pursuant to Article X of the Indenture on a senior basis. This Guarantee shall be released in accordance with Section 10.2 of the Indenture.

ARTICLE IV

MISCELLANEOUS

Section 4.1. Notices. All notices and other communications to the Issuers and the Guarantors shall be given as provided in the Indenture to the Issuers and the Guarantors.

Section 4.2. Parties. Nothing expressed or mentioned herein is intended or shall be construed to give any Person, firm or corporation, other than the Holders and the Trustee, any legal or equitable right, remedy or claim under or in respect of this First Supplemental Indenture or the Indenture or any provision herein or therein contained.

Section 4.3. Severability. In case any provision in this First Supplemental Indenture shall be invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions shall not in any way be affected or impaired thereby and such provision shall be ineffective only to the extent of such invalidity, illegality or unenforceability.

Section 4.4. Execution and Delivery. (a) The Issuer agrees that its assumption of all of the payment obligations under the Notes and the Indenture shall remain in full force and effect notwithstanding the absence of the endorsement of any notation of such assumption of all of the payment obligations under the Notes and the Indenture on the Notes.

(b) Each Guaranteeing Subsidiary agrees that the Guarantee shall remain in full force and effect notwithstanding any failure to endorse on each Note a notation of any such Guarantee.

Section 4.5. No Recourse Against Others. No past, present or future director, officer, employee, incorporator, member, partner or equityholder of the Issuer, Co-Issuer or any Guarantor shall have any liability for any obligations of the Issuer, the Co-Issuer or the Guarantors under the Notes, any Guarantees, the Indenture or this First Supplemental Indenture or for any claim based on, in respect of, or by reason of, such obligations or their creation. Each Holder by accepting Notes waives and releases all such liability. The waiver and release are part of the consideration for issuance of the Notes.

Section 4.6. Governing Law. This First Supplemental Indenture shall be governed by, and construed in accordance with, the laws of the State of New York.

Section 4.7. Counterparts. The parties may sign any number of copies of this First Supplemental Indenture. Each signed copy shall be an original, but all of them together represent the same agreement. The words “execution,” signed,” “signature” and words of like import in this First Supplemental Indenture or in any other certificate, agreement or document related to this First Supplemental Indenture shall include images of manually executed signatures transmitted by facsimile or other electronic format (including, without limitation, “pdf,” “tif” or “jpg”) and other electronic signatures (including, without limitation, DocuSign and AdobeSign). The use of electronic signatures and electronic records (including, without limitation, any contract or other record created, generated, sent, communicated, received or stored by electronic means) shall be of the same legal effect, validity and enforceability as a manually executed signature or use of a paper-based record-keeping system to the fullest extent permitted by applicable law, including the Federal Electronic Signatures in Global and National Commerce Act, the New York State Electronic Signatures and Records Act, and any other applicable law, including, without limitation, any state law based on the Uniform Electronic Transactions Act or the UCC; notwithstanding anything herein to the contrary, neither the Trustee nor the Notes Collateral Agent is under any obligation to agree to accept electronic signatures in any form or in any format unless expressly agreed to by the Trustee or the Notes Collateral Agent pursuant to reasonable procedures approved by the Trustee or the Notes Collateral Agent, as applicable.

Section 4.8. Headings. The headings of the Articles and the Sections in this First Supplemental Indenture are for convenience of reference only and shall not be deemed to alter or affect the meaning or interpretation of any provisions hereof.

Section 4.9. The Trustee and the Notes Collateral Agent. The Trustee and the Notes Collateral Agent make no representation or warranty as to the validity or sufficiency of this First Supplemental Indenture or with respect to the recitals contained herein, all of which recitals are made solely by the other parties hereto.

Section 4.10. Benefits Acknowledged. (a) The Issuer’s assumption of all of the payment obligations under the Notes and the Indenture is subject to the terms and conditions set forth in the Indenture. The Issuer acknowledges that it will receive direct and indirect benefits from the financing arrangements contemplated by the Indenture and this First Supplemental Indenture and that its assumption of all of the payment obligations under the Notes and the Indenture and the waivers made by them pursuant to this First Supplemental Indenture are knowingly made in contemplation of such benefits.

(b) Each Guaranteeing Subsidiary’s Guarantee is subject to the terms and conditions set forth in the Indenture. Each Guaranteeing Subsidiary acknowledges that it will receive direct and indirect benefits from the financing arrangements contemplated by the Indenture and this First Supplemental Indenture and that the guarantee and waivers made by it pursuant to this Guarantee are knowingly made in contemplation of such benefits.

Section 4.11. Successors. All agreements of the Issuers and the Guarantors in this First Supplemental Indenture shall bind their Successors, except as otherwise provided in this First Supplemental Indenture. All agreements of the Trustee and the Notes Collateral Agent in this First Supplemental Indenture shall bind its successors.

Section 4.12. Ratification of Indenture; Supplemental Indentures Part of Indenture. Except as expressly amended hereby, the Indenture is in all respects ratified and confirmed and all the terms, conditions and provisions thereof shall remain in full force and effect. This First Supplemental Indenture shall form a part of the Indenture for all purposes, and every Holder heretofore or hereafter authenticated and delivered shall be bound hereby.

IN WITNESS WHEREOF, the parties hereto have caused this First Supplemental Indenture to be duly executed, all as of the date first above written.

WINDSTREAM SERVICES II, LLC as Issuer

By:	/s/ Kristi Moody
Name: Kristi Moody
Title: Executive Vice President, General Counsel and Corporate Secretary

WlNDSTREAM ESCROW FINANCE CORP. as Co-Issuer

By:	/s/ Kristi Moody
Name: Kristi Moody
Title: Executive Vice President, General Counsel and Corporate Secretary

EACH ENTITY LISTED ON SCHEDULE 1 HERETO
each, as a Guarantor

By:	/s/ Kristi Moody
Name: Kristi Moody
Title: Executive Vice President, General Counsel and Corporate Secretary

[Signature Page to First Supplemental Indenture]

WILMINGTON TRUST, NATIONAL ASSOCIATION,
as Trustee

By:	/s/ Jane Y. Schweiger
Name: Jane Y. Schweiger
Title: Vice President

WILMINGTON TRUST, NATIONAL ASSOCIATION,
as Notes Collateral Agent

By:	/s/ Jane Y. Schweiger
Name: Jane Y. Schweiger
Title: Vice President

[Signature Page to First Supplemental Indenture]

SCHEDULE 1

No.	Entity	State
1.	ATX Telecommunications Services of Virginia, LLC	DE
2.	BOB, LLC	IL
3.	Boston Retail Partners LLC	MA
4.	Broadview Networks of Virginia, Inc.	VA
5.	Buffalo Valley Management Services, Inc.	DE
6.	Business Telecom of Virginia, Inc.	VA
7.	Cavalier IP TV, LLC	DE
8.	Cavalier Telephone, L.L.C.	VA
9.	Choice One Communications of Connecticut Inc. d/b/a One Communications	DE
10.	Choice One Communications of Maine Inc. d/b/a One Communications	DE
11.	Choice One Communications of Massachusetts Inc. d/b/a One Communications	DE
12.	Choice One Communications of Ohio Inc. d/b/a One Communications	DE
13.	Choice One Communications of Rhode Island Inc. d/b/a One Communications	DE
14.	Choice One Communications of Vermont Inc. d/b/a One Communications	DE
15.	Choice One of New Hampshire Inc. d/b/a One Communications	DE
16.	Cinergy Communications Company of Virginia, LLC d/b/a One Communications	VA
17.	Conestoga Enterprises, Inc.	PA
18.	Conestoga Management Services, Inc.	DE
19.	Connecticut Broadband, LLC d/b/a One Communications	CT
20.	Connecticut Telephone & Communication Systems, Inc. d/b/a One Communications	CT
21.	Conversent Communications Long Distance, LLC	NH
22.	Conversent Communications of Connecticut, LLC	CT

No.	Entity	State
23.	Conversent Communications of Maine, LLC	ME
24.	Conversent Communications of Massachusetts, Inc.	MA
25.	Conversent Communications of New Hampshire, LLC	NH
26.	Conversent Communications of Rhode Island, LLC	RI
27.	Conversent Communications of Vermont, LLC	VT
28.	CTC Communications of Virginia, Inc.	VA
29.	D&E Communications, LLC	DE
30.	D&E Management Services, Inc.	NV
31.	D&E Networks, Inc.	PA
32.	Equity Leasing, Inc.	NV
33.	Eureka Telecom of VA, Inc.	VA
34.	Heart of the Lakes Cable Systems, Inc.	MN
35.	InfoHighway of Virginia, Inc.	VA
36.	Iowa Telecom Data Services, L.C.	IA
37.	Iowa Telecom Technologies, LLC	IA
38.	IWA Services, LLC	IA
39.	McLeodUSA Information Services LLC	DE
40.	McLeodUSA Purchasing, L.L.C.	IA
41.	Norlight Telecommunications of Virginia, LLC	VA
42.	Oklahoma Windstream, LLC	OK
43.	PaeTec Communications of Virginia, LLC	VA
44.	PaeTec iTEL, L.L.C.	NC
45.	PAETEC Realty LLC	NY
46.	PAETEC, LLC	DE
47.	PCS Licenses, Inc.	NV
48.	Southwest Enhanced Network Services, LLC	DE
49.	Talk America of Virginia, LLC	VA
50.	Teleview, LLC	GA
51.	Texas Windstream, LLC	TX
52.	US LEC of Alabama LLC	NC

No.	Entity	State
53.	US LEC of Florida LLC	NC
54.	US LEC of South Carolina LLC	DE
55.	US LEC of Tennessee LLC	DE
56.	US LEC of Virginia L.L.C.	DE
57.	US Xchange of Illinois, L.L.C.	DE
58.	US Xchange of Michigan, L.L.C.	DE
59.	US Xchange of Wisconsin, L.L.C.	DE
60.	US Xchange, Inc.	DE
61.	Valor Telecommunications of Texas, LLC	DE
62.	WIN Sales & Leasing, Inc.	MN
63.	Windstream Alabama, LLC	AL
64.	Windstream Arkansas, LLC	DE
65.	Windstream Cavalier, LLC	DE
66.	Windstream Communications Kerrville, LLC	TX
67.	Windstream Communications Telecom, LLC	TX
68.	Windstream CTC Internet Services, Inc.	NC
69.	Windstream Direct, LLC	MN
70.	Windstream Eagle Services, LLC	DE
71.	Windstream EN-TEL, LLC	MN
72.	Windstream Enterprise Holdings, LLC Fka - PAETEC Holding, LLC	DE
73.	Windstream Holding of the Midwest, Inc.	NE
74.	Windstream Intellectual Property Services, LLC	DE
75.	Windstream Iowa Communications, LLC	DE
76.	Windstream Iowa-Comm, LLC	IA
77.	Windstream KDL-VA, LLC	VA
78.	Windstream Kerrville Long Distance, LLC	TX
79.	Windstream Lakedale Link, Inc.	MN
80.	Windstream Lakedale, Inc.	MN
81.	Windstream Leasing, LLC	DE

No.	Entity	State
82.	Windstream Lexcom Entertainment, LLC	NC
83.	Windstream Lexcom Long Distance, LLC	NC
84.	Windstream Montezuma, LLC	IA
85.	Windstream Network Services of the Midwest, Inc.	NE
86.	Windstream NorthStar, LLC	MN
87.	Windstream NuVox Arkansas, LLC	DE
88.	Windstream NuVox Illinois, LLC	DE
89.	Windstream NuVox Indiana, LLC	DE
90.	Windstream NuVox Kansas, LLC	DE
91.	Windstream NuVox Oklahoma, LLC	DE
92.	Windstream Oklahoma, LLC	DE
93.	Windstream SHAL Networks, Inc.	MN
94.	Windstream SHAL, LLC	MN
95.	Windstream Shared Services, LLC Fka - EarthLink Shared Services, LLC	DE
96.	Windstream South Carolina, LLC	SC
97.	Windstream Southwest Long Distance, LLC	DE
98.	Windstream Sugar Land, LLC	TX
99.	Windstream Supply, LLC	OH
100.	Xeta Technologies, Inc.	OK

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